Exhibit 10.1

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT is entered into as of October 18, 2024 (the “Amendment”) by and among Great Ajax Corp., a Maryland corporation (“Ajax”), Great Ajax Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership,” and together with Ajax and any current or future subsidiaries of Ajax, the “Company”), and RCM GA Manager LLC, a Delaware limited liability company (the “Manager”). This Amendment amends the Management Agreement, dated as of June 11, 2024 (the “Management Agreement”), by and among Ajax, the Operating Partnership and the Manager. Capitalized terms used herein without definition shall have the meanings assigned to them in or by reference in the Management Agreement.

WITNESSETH:

WHEREAS, the parties hereto have previously entered into the Management Agreement; and

WHEREAS, the parties desire to amend the Management Agreement, as and upon the terms and conditions hereinafter specified.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Amendments to Section 5 of the Management Agreement.

(a)            Section 5(a) of the Management Agreement is amended and restated in its entirety to read as follows:

“For the services rendered under this Agreement, the Company shall pay a base management fee (the “Base Management Fee”), as described in Section 5(b) below, and an incentive management fee (the “Incentive Fee”), as described in Section 5(c) below, to the Manager. The Base Management Fee and the Incentive Fee will be calculated and payable quarterly with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in cash, or at the election of the Manager, in shares of the common stock of Ajax (“Ajax Common Stock”) in accordance with the terms of this Section 5.”

(b)            Section 5(b) of the Management Agreement is amended to add the following as new Section 5(b)(iii):

“The Base Management Fee shall be payable in cash unless the Manager notifies the Ajax Board of Directors in conjunction with the delivery of the computation of the Base Management Fee to the Ajax Board of Directors in accordance with Section 5(b)(ii) above, that the Manager elects to receive all or a portion of the Base Management Fee in Ajax Common Stock and, subject to Section 5(e)(ii) below, the portion of the Base Management Fee which the Manager elects to receive in Ajax Common Stock.

(c)            The introductory paragraph of Section 5(c) of the Management Agreement is amended and restated in its entirety to read as follows:

“The Manager will be entitled to the Incentive Fee, which is payable quarterly in arrears in cash or, at the election of the Manager in accordance with this Section 5, in shares of Ajax Common Stock, in an amount equal to 20% of the dollar amount by which (i) Earnings Available for Distribution (as defined below) exceeds the product of (A) the average common book value per share (excluding fair value marks, impairments, transaction/ deal expenses and associated tax impact and such other items that in the judgment of the Company officers should be excluded) of the Ajax Common Stock during such calendar quarter and (B) 8%. Notwithstanding either of the foregoing, no Incentive Fee will be payable to the Manager with respect to any period unless the Company’s cumulative Earnings Available for Distribution is greater than zero for the most recently completed four calendar quarters (which cumulative Earnings Available for Distribution shall be reset at the completion of every fourth quarter following the date hereof and each subsequent fourth quarter thereafter (each, a “Reset Date”) so as not to take into account prior calendar quarters), or, if less, (i) the number of completed calendar quarters since the date hereof or (ii) the number of completed calendar quarters since the last Reset Date.”

(d)            Section 5(c) of the Management Agreement is amended to add the following as new Sections 5(c)(ii) and (iii):

“(ii)           The Manager will compute the Incentive fee, if any, within 30 days after the end of the calendar quarter with respect to which such Incentive Fee is payable and promptly deliver such calculation to the Ajax Board of Directors. The amount of the Incentive Fee shown in the calculation will be due and payable no later than the date which is five Business Days after the date of delivery of such computation to the Ajax Board of Directors.

(iii)            The Incentive Fee shall be payable in cash unless the Manager notifies the Ajax Board of Directors in conjunction with the delivery of the computation of the Incentive Fee to the Ajax Board of Directors in accordance with Section 5(c)(ii) above, that the Manager elects to receive all or a portion of the Incentive Fee in Ajax Common Stock and, subject to Section 5(e)(ii) below, the portion of the Incentive Fee which the Manager elects to receive in Ajax Common Stock.”

(e)            Section 5 of the Management Agreement is amended to add the following as new Section 5(e):

“(i)            In the event that any portion of Base Management Fee or Incentive Fee shall be payable in shares of Ajax Common Stock in accordance with this Section 5, the value of each share of Ajax Common Stock shall be deemed to be the volume-weighted average share price (as determined by reference to a Bloomberg terminal) of the Ajax Common Stock for the five (5) Business Days immediately preceding the date on which the calculation of Base Management Fee or Incentive Fee is delivered to the Ajax Board of Directors in accordance with Section 5(b)(ii) or Section 5(c)(ii) above, as applicable.

(ii)             Notwithstanding anything herein to the contrary, (i) no amounts of the Base Management Fee or the Incentive Fee shall be payable in Ajax Common Stock to the extent the ownership of such additional number of shares of Ajax Common Stock by the Manager would violate the limit on ownership of Ajax Common Stock set forth in in Ajax’s Articles of Incorporation as then in effect, after giving effect to any waiver from such limit that the Board has granted or may grant to the Manager from time to time, and (ii) the issuance of any Ajax Common Stock to the Manager will be subject to compliance with all applicable requirements of federal, state, or foreign securities laws and with the requirements of any stock exchange or market system upon which the Ajax Common Stock may then be listed.

(iii)            The Manager shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of the shares of Ajax Common Stock it receives in payment of the Base Management Fee or Incentive Fee for a one hundred eighty (180) day period commencing on the date of receipt of such shares and ending on the third anniversary of receipt thereof.”

2.             Reference to and Effect on the Management Agreement. From and after the date of this Amendment, this Amendment shall become a part of the Management Agreement and shall be read together and shall have effect as if the provisions of the Management Agreement and this Amendment were contained in one agreement, and each reference in the Management Agreement to “this Agreement,” or “hereof,” “hereunder” or words of like import, and each reference in any other document to the Management Agreement shall mean and be a reference to such Management Agreement, as amended or modified hereby. Except as expressly amended or modified hereby, the Management Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

3.             Miscellaneous. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof. This Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Management Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their duly authorized representatives.

GREAT AJAX CORP.

By:	/s/ Michael Nierenberg
Name:	Michael Nierenberg
Title:	Chief Executive Officer

GREAT AJAX OPERATING PARTNERSHIP, LP

By:	Great Ajax Operating LLC, general partner

By:	Great Ajax Corp., managing member

By:	/s/ Michael Nierenberg
Name:	Michael Nierenberg
Title:	Chief Executive Officer

RCM GA MANAGER LLC

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer